Exhibit 99.2




                        Z. KID NETWORK CO. AND SUBSIDIARY

                   PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                      WITH INDEPENDENT ACCOUNTANTS' REPORT

                                DECEMBER 31, 2000

                                  TABLE OF CONTENTS





                                                                            PAGE
                                                                            ----

 INDEPENDENT ACCOUNTANTS' REPORT                                              1

 PRO FORMA FINANCIAL STATEMENTS
   FOR THE YEAR ENDED DECEMBER 31, 2000

     Consolidated Balance Sheet                                               2

     Consolidated Statement of Operations                                     3


 NOTES TO PRO FORMA CONSOLIDATED FINANCIAL
   STATEMENTS                                                                4-5

                             DIROCCO & DOMBROW, P.A.
                      3601 WEST COMMERCIAL BLVD., SUITE #39
                            FORT LAUDERDALE, FL 33309
                                 (954) 731-8181
                               FAX (954) 739-1054



                         INDEPENDENT ACCOUNTANTS' REPORT
                         -------------------------------



To the Board of Directors
Z.Kid Network Co. and Subsidiary
Greenacres, WA

We have reviewed the pro forma adjustments that reflect the proposed acquisition of E.Kidnetwork Company, Inc. ("EKid") by East Coeur d'Alene Silver Mines, Inc.("ECDA"), the combined company now known as Z.Kid Network Company ("ZKid") and the acquisition of Quadric Acquisition Corporation ("Quadric") by ZKid as described in Note 1 to the pro forma consolidated financial statements and the application of those adjustments to the historical amounts in the accompanying pro forma consolidated balance sheet of Z.Kid as of December 31, 2000 and the pro forma consolidated statement of operations for the year then ended. The historical financial statements are derived from the financial statements of E.Kid Network Co. and East Coeur d'Alene Silver Mines, Inc., which we audited, and which appear elsewhere herein. Such pro forma adjustments are based on management's assumptions as described in Note 1. Our review was made in accordance with statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants and, accordingly, included such procedures as we considered necessary in the circumstances.

The objective of this pro forma information is to show what the significant effects on the historical financial information might have been had the proposed acquisition occurred at an earlier date. However, the pro forma consolidated statements are not necessarily indicative of the results of operations or related effects on financial position that would have been attained had the above-mentioned proposed acquisition actually occurred earlier.

Based on our review, we are not aware of any material modification that should be made to the pro forma consolidated financial statements in order for them to be in conformity with generally accepted accounting principles.



/s/ DiRocco & Dombrow
---------------------
DiRocco & Dombrow
April 27, 2001 (except for Notes 1 and 3, which are as of February 5, 2002)


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

                              Z.KID NETWORK COMPANY
                        (FORMERLY E.KIDNETWORK.COM, INC.)
                        PRO FORMA CONDENSED BALANCE SHEET
                                 MARCH 31, 2001

                                                                       March 31, 2001
                                                -----------------------------------------------------------
                                                   zKid Network
                                                 Company (formely
                                                E.Kidnetwork.com,                             Pro,Forma
                                                       Inc.)            Adjustments             Totals
                                                -----------------    -----------------    -----------------
                        ASSETS
Current Assets
Cash                                            $          46,738    $            --      $          46,738
                                                -----------------    -----------------    -----------------
Total Current Assets                                       46,738                 --                 46,738
                                                -----------------    -----------------    -----------------

Furniture and Equipment (net)                              38,779                 --                 38,779
                                                -----------------    -----------------    -----------------

Other Assets
Deposits                                                    1,265                 --                  1,265
                                                -----------------    -----------------    -----------------
Total Other Assets                                          1,265                 --                  1,265
                                                -----------------    -----------------    -----------------

Total Assets                                    $          86,782    $            --      $          86,782
                                                =================    =================    =================

        LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts payable and accrued liabilities        $          65,742    $            --      $          65,742
Notes payable                                             112,500                 --                112,500
Due to stockholder                                        686,589                 --                686,589
                                                -----------------    -----------------    -----------------
Total Current Liabilities                                 864,831                 --                864,831
                                                -----------------    -----------------    -----------------

Stockholders' Deficit
Preferred stock                                             1,000                 --                  1,000
Common stock                                                1,685                  500                2,185
Additional paid-in capital                                      1              249,500              249,501
Stock issued at less than par value                        (2,683)                --                 (2,683)
Accumulated deficit                                      (778,052)            (250,000)          (1,028,052)
                                                -----------------    -----------------    -----------------
Total Stockholders' Deficit                              (778,049)                --               (778,049)
                                                -----------------    -----------------    -----------------

Total Liabilites and Stockholders' Deficit      $          86,782    $            --      $          86,782
                                                =================    =================    =================

             See Notes to Pro Forma Condensed Financial Statements.


                              Z.KID NETWORK COMPANY
                        (FORMERLY E.KIDNETWORK.COM, INC.)
                   PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                                 MARCH 31, 2001



                                                 zKid Network
                                               Company (formery
                                               E.Kidnetwork.com                             PronForma
                                                     Inc.            Adjustments              Totals
                                               -----------------    -----------------    -----------------
Revenues                                       $            --      $            --      $            --
                                               -----------------    -----------------    -----------------
Expenses
Financing costs                                             --                250,000              250,000
Selling, general and administrative                      134,443                 --                134,443
                                               -----------------    -----------------    -----------------
Total Expenses                                           134,443              250,000              384,443
                                               -----------------    -----------------    -----------------
Net loss                                       $        (134,443)   $        (250,000)   $        (384,443)
                                               =================    =================    =================
Loss per common share                          $           (0.01)
                                               =================
Weighted average number of share outstanding          15,000,000
                                               =================

             See Notes to Pro Forma Condensed Financial Statements.

                        Z.KID NETWORK CO. AND SUBSIDIARY
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


NOTE 1 - SUMMARY OF SIGNIFICANT PROFORMA ASSUMPTIONS

The pro forma consolidated balance sheet as of December 31, 2000 and the related pro forma consolidated statements of operations for the year then ended, include the pro forma acquisition of E.Kidnetwork.com, Inc. ("EKid") on January 23, 2001 in exchange for 15,000,000 shares of East Coeur d'Alene Silver Mines, Inc. ("ECDA") restricted common stock and 1,000,000 shares of its restricted Series A preferred stock. Additionally, as part of the acquisition agreement, 9,000,000 shares of common stock owned by the ECDA's majority stockholder, were cancelled. In this transaction, ECDA was the legal acquirer and EKid was the acquiree. However, for accounting purposes the roles were reversed and EKid became the accounting acquirer while the ECDA became the accounting acquiree. This type of transaction is referred to as a reverse acquisition, meaning that the company that is the legal acquirer is considered, for accounting purposes, to be the acquiree. Upon completion of the transaction the original stockholders of EKid owned the controlling interest of the combined company and the Company's financial statements reflect those of EKid. Subsequent to this acquisition ECDA changed its name to zKid Network Company ("ZKid").

The accompanying pro forma consolidated financial statements illustrate the effect of the acquisition on the Company's financial position and results of operations. The pro forma consolidated balance sheet as of December 31, 2000 is based on the historical balance sheets of the EKid and ECDA as of that date and assumes the acquisition took place on that date. The pro forma consolidated statement of operations for the year then ended is based on the historical statements of operations of the Company and ECDA for that period. The pro forma consolidated statement of operations assumes the acquisition took place as of January 1, 2000.

All significant intercompany transactions and balances have been eliminated.

On April 25, 2001 ZKid, formerly ECDA, acquired all of the issued and outstanding shares of Quadric Acquisition Corporation ("Quadric"), a public SEC reporting company, in exchange for 5,000,000 shares of its restricted common stock. The shares were valued at their fair market value at the date of acquisition of $250,000. The transaction was treated as a financing arrangement whereby ZKid became the successor to the reporting requirements, pursuant to section 12-G(3) and Quadric was subsequently dissolved. The cost of the acquisition was expensed during the period as financing costs. At the date of acquisition Quadric had no significant assets or liabilities or continuing operations. Subsequent to the transaction the financial statements reflect those of Zkid. Upon completing the acquisition the original stockholders of ZKid owned the controlling interest of Quadric.

The accompanying pro forma consolidated financial statements illustrate the effect of the acquisition on the Company's financial position and results of operations. The pro forma consolidated balance sheet as of December 31, 2000 is based on the historical balance sheets of the Company and Quadric as of that date and assumes the acquisition took place on that date. The pro forma consolidated statement of operations for the year ended December 31, 2000, is based on the historical statements of operations of the Company and Quadric for that period. The pro forma consolidated statement of operations assumes the acquisition took place January 1, 2000.

                        Z.KID NETWORK CO. AND SUBSIDIARY
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


NOTE 1 - SUMMARY OF SIGNIFICANT PROFORMA ASSUMPTIONS (continued)

The pro forma consolidated financial statements may not be indicative of the actual results of the acquisition. In particular, the pro forma consolidated financial statements are based on management's current estimate of the allocation of the purchase price, the actual allocation of which may differ.

The accompanying pro forma consolidated financial statements should be read in connection with the historical financial statements of the Company, formerly ECDA, EKid and Quadric.

The condensed consolidated financial statements include the accounts of the Company and its subsidiary.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The pro forma consolidated financial statements has been prepared on the basis of the generally accepted accounting principles which are the same as those used to prepare the historical financial statements for the years ended December 31, 2000 and 1999.

NOTE 3 - PROFORMA ADJUSTMENTS

The pro forma adjustments to the condensed consolidated balance sheet are, as follows:

         (1) To reflect the acquisition of Quadric Acquisition Corporation and the allocation of the purchase price on the basis of the fair values of the assets acquired and liabilities assumed. The components of the purchase price and its allocation to the assets and liabilities of Quadric Acquisition Corporation are, as follows:

                  Components of purchase price:

                        Common Stock of the Company                    $250,000
                                                                       --------
                                    Total purchase price                250,000

                  Allocation of purchase price:
                  Stockholders' equity Quadric Acquisition Corporation     --
                                                                       --------

                  Financing costs                                       250,000
                                                                        -------

                  Cost in excess of net assets acquired               $    --
                                                                        =======